EXHIBIT 99.1
     Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS PLANS 2.5 MILLION SHARE OFFERING
FUNDS TO SUPPORT EXPANSION, CAPITAL BASE
MELROSE PARK, IL (August 1, 2005) – Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced that it has filed a prospectus supplement with the Securities and Exchange Commission for a proposed offering of 2.5 million shares of common stock plus up to a 375,000 share 30-day over-allotment option to the underwriters. The company indicated that proceeds of the offering would be used to support expansion strategies in the Chicago metropolitan area and add to the capital base.
Friedman Billings Ramsey will serve as lead underwriter and manage the offering. Raymond James; Howe Barnes Investments, Inc.; and Stifel, Nicolaus & Company Incorporated will also provide underwriting support for the offering. Midwest Banc Holdings has 18.3 million shares outstanding. The stock closed at $20.59 on July 29, 2005.
Midwest Banc Holdings, a $2.5 billion bank holding company, operates primarily through its largest subsidiary, Midwest Bank and Trust Company, which has 17 banking centers in the Chicago metropolitan area. The company recently announced plans to sell its bank subsidiary in Monmouth, Illinois (Midwest Bank of Western Illinois) and focus essentially all growth strategies in the Chicago metropolitan area.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”